Exhibit 4.12

RESTORATION ROBOTICS, INC.

AMENDMENT TO UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTES

This Amendment to Unsecured Subordinated Convertible Promissory Notes (the “Amendment”) is made effective as of August 20, 2019 (the “Effective Date”) by and among Restoration Robotics, Inc., a Delaware corporation (the “Company”) and Fred Moll and InterWest Partners IX, LP (the “Lenders”). All capitalized terms not defined herein shall have the meaning ascribed in the Convertible Promissory Note, dated as of February 28, 2019, by and among the Company and Dr. Moll (as amended from time to time, the “Moll Note”) and the Convertible Promissory Note, dated as of February 28, 2019, by and among the Company and InterWest Partners IX, LP (the “InterWest Note” and together with the Moll Note, the “Notes”).

RECITALS

WHEREAS, in connection with the Notes, the Company and the Lenders entered into a Note Purchase Agreement dated February 28, 2019 (the “Note Purchase Agreement”).

WHEREAS, Section 6.8 Note Purchase Agreement provides that any provision therein and in the Notes may be amended, waived or modified with the written consent of the Company and the Requisite Lenders (as such term is defined in the Note Purchase Agreement);

WHEREAS, the Lenders constitute the Requisite Lenders;

WHEREAS, the Company and the Lenders desire to amend or waive certain provisions of the Notes as set forth below in this Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.     Amendment to Conversion of the Notes. The fourth paragraph in each of the Notes is removed and restated in its entirety with the below:

“Subject to the receipt of the approval of the Company’s stockholders of the issuance of stock required for the conversion of outstanding convertible notes (including this Note) to the extent required under the Nasdaq stockholder approval rules, effective immediately following the Effective Time (as defined in the Merger Agreement) and the consummation of the Merger, all outstanding principal and any accrued and unpaid interest under this Note shall automatically be converted, in whole, into the number of fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share, of Restoration Robotics (the “Common Stock”), calculated by dividing the outstanding principal amount of this Note (and any accrued and unpaid interest under this Note) by the Post-Merger Conversion Price (as defined below) then in effect. The initial Post-Merger Conversion Price is $0.4664 per share, subject to adjustment as provided herein.

Without limiting any provision hereof, if the Company shall at any time or from time to time on or after the date of issuance of this Note effect a subdivision of the outstanding shares of its Common Stock (by any stock split, stock dividend, recapitalization or otherwise), into a greater number of shares, the Post-Merger Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time on or after the issuance of this Note combine (by combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Post-Merger Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.”

2.     No Further Modification. Except as modified by this Amendment, each of the Notes shall remain in full force and effect in all respects without any modification.

3.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page.

4.     Governing Law. This Amendment and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

COMPANY:

RESTORATION ROBOTIOCS, INC.

By:	/s/ Mark Hair
Name:	Mark Hair
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT TO NOTES]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

FRED MOLL

By:	/s/ Fred Moll
Signature of individual or authorized person

Name:
Print name of authorized person, if holder is an entity

Title:
Title of authorized person, if holder is an entity

INTERWEST PARTNERS IX, LP

By:
Signature of individual or authorized person

Name:
Print name of authorized person, if holder is an entity

Title:
Title of authorized person, if holder is an entity

[SIGNATURE PAGE TO AMENDMENT TO NOTES]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

FRED MOLL

By:
Signature of individual or authorized person

Name:
Print name of authorized person, if holder is an entity

Title:
Title of authorized person, if holder is an entity

INTERWEST PARTNERS IX, LP

By:	/s/ Gilbert H. Kliman
Signature of individual or authorized person

Name:	Gilbert H. Kliman
Print name of authorized person, if holder is an entity

Title:	Managing Director
Title of authorized person, if holder is an entity

[SIGNATURE PAGE TO AMENDMENT TO NOTES]